UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 7, 2018

Energy Alliance Technology Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-228060	83-2484730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13400 Riverside Drive, Suite 205 Sherman Oaks, California	91423
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (626) 385-4040

Fortuneswell Corporation

11 Vista Hermosa Drive

Simi Valley, California 93065

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Energy Alliance Technology Corp. (the "Company")

ITEM 5.02

DEPARTURES OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICER

Effective November 7, 2018, J. Daniel Thatcher resigned as Chief Executive Officer and as a Director. Effective November 7, 2018, Andrew Soulakis was appointed as Chief Executive Officer and a Director. Preston Tyree was appointed to the board of directors and Harry Hibler was appointed to the board of directors. J. Daniel Thatcher was appointed as the Chief Operating Officer and remains the Secretary and Treasurer. All officers and directors will serve in these positions until the next regularly scheduled elections.

Andrew M. Soulakis, Chief Executive Officer and Director

Prior to joining Energy Alliance Technology Corporation as Chief Executive Officer and a Board of Directors member in November 2018 - Present, Mr. Soulakis was President of Energy Alliance Technology Company from June 2018 - November 2018. From July 2015 - June 2018 Mr. Soulakis was the CEO of ETL Overland located in Avon, Colorado. ETL Overland is an up-fitter and builder of semi-custom 4 wheel drive and 6 wheel drive recreational Vehicles. From May 2008 - June 2016 he has also been a consultant assisting with due diligence, product strategy, and business deployment in the hospitality and automotive industries. From January 2010 - March 2012, Mr. Soulakis was the Sr. Vice President of Operations for Mobi Munch, a developer and leasing company for Food trucks. From November 2008 - November 2010, Mr. Soulakis was the General Manager for the Denver/Rocky Mountain district for MICROS Systems Inc., a hospitality technology company From September 2004 - May 2008, he was the Director of Product Management for Resort Technology Partners which is a leading provider of Enterprise resort management systems and developed the patented distributions services technology. From May 2000 - May 2008, Mr. Soulakis was an E-Business Solutions product manager for MICROS Systems. April 1996 - May 2000 he was the Director of Business Development and Major Accounts for Club Systems Group. He received a Bachelor of Science from Virginia Tech University.

Preston Tyree, Director

Mr. Tyree has more than years of experience in the automotive industry with global executive organizational expertise in the fields of manufacturing, marketing and business management consulting. He has extensive leadership and expertise in both domestic and international start-up companies as well as multi-national corporations. Throughout his career, Preston has demonstrated skills at implementing strategic and tactical process improvement initiatives to drive change within complex and geographically diverse business organizations. He has held ownership and executive positions at Uni-Marketing. LLC, J.T, Granatelli Lubricants, Inc., Nanotech Fuel Corporation, Base International, Hong Kong International, Kurma Dorako, Siam International, Gullwing Cars International, James Young Rolls Royce, Europe Sports Group and Cosmo Consulting International. He coordinated the company’s R&D effort that culminated in the Bio-T patent while also guiding the product through the EPA registration process. He has proven international sales and marketing as well import and export experience with such countries as Japan, Thailand, China, Russia and Europe.

Harry Hibler, Director

Mr. Hibler has more than 30 years of experience driving benchmark goals and setting growth targets for the international expansion of a Fortune 1000 company. He has a documented record of strong, decisive executive leadership in companies ranging in size from $4M to over $30M in revenues. His responsibilities have included global coordination with interdisciplinary teams consisting of over 1,000 employees and participants. Mr. Hibler is regarded as a change agent in the auto racing industry effectively using his skill sets to reposition organizations to deliver dramatic improvements in quality, market positioning and key financial results. For over 27 years, he was a noted advertising and marketing executive having held key positions during his tenure with Petersen Publishing Company with full operational responsibility for such publications as Hot Rod, Car Craft, Track and Events Scenes. Throughout his career, Mr. Hibler has received numerous awards including induction into the SEMA (Specialty Equipment Marketing Association) Hall of Fame, the Northwestern College Hall of Fame and was named California Business Man of the Year in 2003.

J. Daniel Thatcher, Chief Operating Officer, Secretary, Teasurer

Prior to joining Energy Alliance Technology Corporation (formerly known as Fortuneswell Corporation), from November 2013 - Present, Mr. Thatcher is the President of NEOS Technologies, Simi Valley, California. He is an independent consultant assisting companies with proven innovative technologies build brand recognition and market presence. In 2012, Mr. Thatcher was a Sales and Marketing Manager for ACCO Engineering Systems, Glendale, California. From July 2009 - December 2011 he was Executive Vice President at MagLev Retrofit Solutions, a Division Multistack, Sparta, Wisconsin, MagLev is a manufacturer of innovative chiller products. In 2004, Mr. Thatcher was named Vice President of Aftermarket Businesses for Danfoss Turbocor Compressors, Tallahassee, Florida. From 1988 to 2003 Mr. Thatcher served Vice President/General Manager for ACCO Solar Control a subsidiary of ACCO Engineered Systems. He later became Director of Energy Projects for ACCO Engineered Systems.

Mr. Thatcher holds an Associate of Arts Degree from Los Angeles Pierce College and a Bachelor of Arts Degree from Occidental College. He is a recognized energy industry speaker having given presentations to numerous utilities, the Department of Energy, The American Society of Heating, Refrigeration and Air Conditioning Engineers and the Globacon World Energy Conference. Industry affiliations include ASHRAE, AEE, The Global Strategy Initiative and Danfoss EnVisioneering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2019	ENERGY ALLIANCE TECHNOLOGY CORP.

	By:	/s/ Andrew Soulakis
	Name:	Andrew Soulakis
	Title:	Chief Executive Officer

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